Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:                                                                                      Media Contact:

Robert S. Schnieder                                                                                  Maria F. Slippen

USI Holdings Corporation                                                                        USI Holdings Corporation

914-749-8502                                                                                             914-749-8511

rschnieder@usi.biz                                                                                    maria.slippen@usi.biz

USI Holdings Corporation to Appeal Copyright Infringement Dispute

BRIARCLIFF MANOR, N.Y., June 28, 2006 – USI Holdings Corporation (Nasdaq: USIH) (“the Company”) announced that, yesterday,  a jury returned  a verdict against USI MidAtlantic, Inc. (“USIM”), a subsidiary of the Company, in the amount of approximately $16.6 million in a copyright infringement case.  The case, William A. Graham Company v. Thomas P. Haughey and USI MidAtlantic, Inc. (U. S. District Court, Eastern District of Pennsylvania, CA No. 05-612) was brought in Federal District Court in Philadelphia in February 2005.  The plaintiff alleged that USIM and Mr. Haughey used materials derived from plaintiff’s copyrighted insurance manuals to solicit and obtain insurance business.  Mr. Haughey had been employed by plaintiff prior to his becoming employed by a predecessor of USIM.  The plaintiff sought damages representing all of the commissions earned by USIM and Mr. Haughey from every client that received any proposal that contained any information copied from plaintiff’s manuals.

Following the trial judge’s rulings favorable to USIM and Mr. Haughey on summary judgment, the case was tried to a jury during the week of June 19, 2006, and the jury returned its verdict against USIM yesterday.  The jury also returned a verdict against Mr. Haughey in the amount of approximately $2.2 million.

The Company previously notified its insurance carriers of the plaintiff’s claim. Certain of the insurance carriers have denied coverage under their policies, others are evaluating their positions, and one carrier has provided some coverage.

David L. Eslick, Chairman, President and CEO of the Company stated, “We could not disagree more strongly with the jury’s conclusion that our subsidiary, USIM, or Thomas Haughey infringed Graham’s copyright or that the commissions we received were attributable to the use of Graham’s materials. We intend to pursue vigorously avenues for post-trial relief from the judgment and will continue to pursue aggressively USIM and Tom Haughey’s coverage under applicable insurance policies.”

The Company intends to file a motion with the trial court to set aside or significantly reduce the judgment. If the Company’s motion is denied, the Company intends to pursue an appeal.  The Company is currently evaluating the judgment, including the Company’s litigation and insurance coverage options. If the Company subsequently determines that a contingency reserve is required, the amount will be reflected in the second quarter financial statements.  As of March 31, 2006, we had not established a contingency reserve on this case based on the information we considered at the time. We therefore expect that our contingency reserve will increase, and that an increase could be material and could negatively impact the Company’s financial results for the second quarter of 2006.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the resolution of claims, lawsuits and related proceedings . These statements are based on management's current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI's filings with the SEC. Some of those factors include matters related to claims, lawsuits and related proceedings. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About USI Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 68 offices in 19 states. Additional information about USI may be found at www.usi.biz.